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                                                                      EXHIBIT 12

                             UNION ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       THOUSANDS OF DOLLARS EXCEPT RATIOS

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
                                                             SIX MONTHS ENDED
                                                                  JUNE 30,

                                                             2001         2002
                                                             ----         ----
Net Income                                                 $120,659     $158,329
Add- Extraordinary items net of tax                           4,848            -
                                                           --------     --------
Net income from continuing operations                       125,507      158,329

                                                           --------     --------
   Taxes based on income                                     80,003       83,328
                                                           --------     --------

Net income before income taxes                              205,510      241,657
                                                           --------     --------

Add- fixed charges:
   Interest on long term debt                                56,716       48,721
   Other interest                                             2,108        3,622
   Rentals                                                    1,711        1,280
   Amortization of net debt premium, discount,
      expenses and losses                                     1,641        1,641

                                                           --------     --------
Total fixed charges                                          62,176       55,264
                                                           --------     --------

Earnings available for fixed charges                        267,686      296,921
                                                           ========     ========

Ratio of earnings to fixed charges                             4.30         5.37
                                                           ========     ========
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